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                                                                     EXHIBIT 5.1

                    Letterhead of Camhy Karlinsky & Stein LLP

                                August 11, 1997

Sterling Vision, Inc.
1500 Hempstead Turnpike
East Meadow, New York  11554

Gentlemen:

            You have requested our opinion in connection with a Registration Statement on Form S-8 to be filed by Sterling Vision, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration under said Act of 3,500,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), in connection with the Company's 1995 Stock Incentive Plan (the "Plan").

            As counsel for the Company, we have examined such records, documents and questions of law as we have deemed appropriate for the purposes of this opinion and, on the basis thereof, advise you that in our opinion the 3,500,000 Shares to be issued by the Company as a result of the exercise, if any, of options previously granted and to be granted under the Plan, in accordance with the terms of such options, will be legally issued and outstanding and fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                              Very truly yours,

                                              CAMHY KARLINSKY & STEIN LLP